Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 13, 2015, Cherokee Inc. (the “Company”) and FFS Holdings, LLC (“FFS”), the sole owner and holding company of Flip Flop Shops Franchise Company, LLC (“FFS Franchise Company”), completed a merger (the “Merger”). Pursuant to the terms of the Agreement and Plan of Merger, dated October 13, 2015, (the “Merger Agreement”), by and among the Company, FFS, FFS Merger Sub LLC, a wholly owned subsidiary of the Company (“Merger Sub”) and certain other parties, Merger Sub merged with and into FFS, with FFS continuing as the surviving corporation and a wholly owned subsidiary of the Company.

The unaudited pro forma information of the Company and FFS is presented for informational purposes only, as an aid to understanding the entities’ combined financial results. This unaudited pro forma condensed combined financial information should not be considered a substitute for the historical financial information prepared in accordance with generally accepted accounting principles (“GAAP”), as presented in the Company’s reports on Form 10-Q and Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”). The unaudited pro forma condensed combined financial information disclosed in this report is for illustrative purposes only and is not indicative of results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or of the Company’s future consolidated results of operations.

The unaudited pro forma condensed combined financial information is based on the preliminary information available and management’s preliminary valuation of the fair values of intangible assets acquired at the acquisition date. A final determination of these estimated fair values will be made in due course. The finalization of the Company’s acquisition accounting assessment may result in changes to the valuation of assets acquired, which changes could be material.

The unaudited pro forma condensed combined balance sheet at August 1, 2015 is presented as if the Merger had been completed on August 1, 2015. The unaudited pro forma condensed combined statements of income for the year ended January 31, 2015 and six months ended August 1, 2015 are presented as if the Merger had been completed on February 2, 2014. The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with historical consolidated financial statements and related notes of the Company, which are included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and its Quarterly Report on Form 10-Q for the fiscal period ended August 1, 2015, as previously filed with the SEC, and the historical financial information of FFS Franchise Company as of and for the year ended December 31, 2014 and the six months ended June 30, 2015, which are filed as Exhibits 99.1 and 99.2 to the Current Report on Form 8-K/A to which this is an exhibit. The unaudited pro forma condensed combined balance sheet as of August 1, 2015, and the unaudited pro forma condensed combined statements of income for the year ended January 31, 2015 and the six months ended August 1, 2015, are presented herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

August 1, 2015

(amounts in thousands)

	Cherokee Inc. August 1, 2015	Flip Flop Shops Franchise Company, LLC June 30, 2015 (1)	Pro Forma Adjustments	Notes	Pro Forma Condensed Combined
Assets
Current assets:
Cash and cash equivalents	$9,797	320	(6,000)	(2)	$4,117
Receivables	8,317	159			8,476
Income taxes receivable	1,291				1,291
Prepaid expenses and other current assets	446				446
Deferred tax asset	412		44	(3)	456
Total current assets	20,263	479	(5,956)		14,786
Intangible Assets, net	40,706		7,000	(4)	47,706
Goodwill	—		5,979	(5)	5,979
Deferred tax asset	272		535	(3)	807
Property and equipment, net	1,251	7			1,258
Other assets	44				44
Total assets	$62,536	486	7,558		$70,580

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued payables	$1,624	187			$1,811
Current portion of long term debt	7,308		1,200	(6)	8,508
Income taxes payable	—				—
Deferred revenue—current	38	290	(75)	(7)	253
Accrued compensation payable	556				556
Total current liabilities	9,526	477	1,125		11,128
Long term liabilities:
Long term debt	14,182		4,800	(6)	18,982
Income taxes payable	399				399
Other non-current	356	2,339	(921)	(7)	1,774
Total liabilities	24,463	2,816	5,004		32,283
Total stockholders’ equity	38,073	(2,330)	2,554		38,297
Total liabilities and stockholders’ equity	$62,536	486	7,558		$70,580

See the accompanying notes, which are an integral part of this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year ended January 31, 2015

(amounts in thousands, except per share amounts)

	Cherokee	Flip Flop Shops Franchise
	Inc.	Company, LLC			Pro Forma
	January 31,	December 31,	Pro Forma		Condensed
	2015	2014 (1)	Adjustments	Notes	Combined

Revenues	$34,968	2,158	(296)	(8)	36,830
Selling, general and administrative expenses	18,648	2,303			20,951
Amortization of trademarks	932		118	(9)	1,050

Operating income	15,388	(145)	(414)		14,829

Other income (expense):
Interest expense	(854)		(180)	(10)	(1,034)
Interest income and other income (expense), net	—	58			58

Total other income (expense), net	(854)	58	(180)		(976)

Income before income taxes	14,534	(87)	(594)		13,853

Income tax provision	4,714		(229)	(11)	4,485

Net income	$9,820	(87)	(365)		9,368

Net income per common share attributable to common stockholders:

Basic earnings per share	$1.17				$1.11

Diluted earnings per share	$1.15				$1.10

Weighted average common shares outstanding attributable to common stockholders:
Basic	8,429				8,429

Diluted	8,543				8,543

Dividends declared per common share	$0.10				$0.10

See the accompanying notes, which are an integral part of this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Six Months Ended August 1, 2015

(amounts in thousands, except per share amounts)

		Flip Flop Shops
		Franchise			Pro Forma
	Cherokee Inc.	Company, LLC	Pro Forma		Condensed
	August 1, 2015	June 30, 2015 (1)	Adjustments	Notes	Combined

Royalty revenues	$18,712	901	(83)	(8)	$19,530
Selling, general and administrative expenses	9,361	1,090			10,451
Amortization of trademarks	421		59	(9)	480

Operating income	8,930	(189)	(142)		8,599

Other income (expense):
Interest (expense)	(340)		(90)	(10)	(430)
Interest income and other income (expense), net	(2)	17			15

Total other income (expense), net	(342)	17	(90)		(415)

Income before provision for income taxes	8,588	(172)	(232)		8,184

Income tax provision	3,087		(90)	(11)	2,997

Net income	$5,501	(172)	(142)		$5,187

Basic earnings per share	$0.64				$0.60

Diluted earnings per share	$0.62				$0.58

Weighted average shares outstanding:
Basic	8,631				8,631

Diluted	8,875				8,875

Dividends declared per share	$0.00				$0.00

See the accompanying notes, which are an integral part of this unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(amounts in thousands, except percentages)

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of August 1, 2015 and the unaudited pro forma condensed combined statements of income for the year ended January 31, 2015 and the six months ended August 1, 2015 are based on the Company’s unaudited historical financial statements as of and for the six months ended August 1, 2015 and its historical audited financial statements for the year ended January 31, 2015, and FFS Franchise Company’s unaudited historical financial statements as of and for the six months ended June 30, 2015 and historical audited financial statements for the year ended December 31, 2014, after giving effect to the Merger on October 13, 2015 and the assumptions and adjustments described in these accompanying notes to the unaudited pro forma financial information.

The Company is required to recognize the assets acquired and liabilities assumed, measured at their fair values as of the date of the Merger. Significant assumptions and estimates have been made in determining the allocation of the purchase price in the accompanying unaudited pro forma condensed combined financial information. These preliminary estimates and assumptions are subject to change as the Company finalizes the valuations of the intangible assets acquired. These changes could result in material variances between the Company’s future financial results and the amounts presented in this unaudited pro forma condensed combined financial information, including variances in fair values recorded.

Note 2 — Financing transactions

The Company completed the acquisition of FFS for the base purchase price of $12,000, consisting of $6,000 in cash and the remaining $6,000 in debt. The Company financed the purchase by incurring a new term loan under the amended JP Morgan credit agreement of $6,000, net of $30 in debt issuance costs, bearing interest equal to either: (i) an adjusted annual LIBOR rate reset monthly, bi-monthly or quarterly, plus 2.75% or 3.00% depending on the applicable senior funded debt ratio or (ii) JP Morgan Chase Bank N.A.’s annual prime rate or such annual prime rate plus 0.25% depending on the applicable senior funded debt ratio, with a floor equal to the 1 month LIBOR Rate plus 2.5%. Refer to the Current Report on Form 8-K of Cherokee Inc. filed with the Securities and Exchange Commission (the “SEC”) on October 19, 2015 for further information.

Note 3 — Preliminary Purchase Price Allocation

Preliminary Purchase Price Allocation

Cash paid to seller by Cherokee	$12,000
Allocation of purchase price to trademarks	5,700
Allocation of purchase price to goodwill	5,979
Allocation of purchase price to franchise agreements	1,300
Allocation of purchase price to deferred revenue	(1,600)
Allocation of purchase price to deferred tax asset	579
Allocation of purchase price to working capital	42

Note 4 — Pro Forma Adjustments

The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The historical financial data has been adjusted in this unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results of the Company and FFS. However, this unaudited pro forma condensed combined financial information does not reflect any revenue enhancements, anticipated synergies or dis-synergies, operating efficiencies, or cost savings that may be achieved as a result of the Merger. The unaudited pro forma condensed combined balance sheet as of August 1, 2015, gives effect to the preliminary purchase price allocation of approximately $12,000, based upon the Company’s payment of $12,000 in cash upon completion of the Merger. The unaudited pro forma condensed combined statements of income for the year ended January 31, 2015 and the six months ended August 1, 2015 give effect to amortization of the value assigned to the acquired franchise agreements and incremental interest expense related to the incremental debt incurred by the Company in order to fund the purchase price for the Merger.

The following describes the pro forma adjustments related to the Merger that have been made in the accompanying unaudited pro forma condensed combined balance sheet as of August 1, 2015 and unaudited pro forma condensed combined statements of income for the year ended January 31, 2015 and the six months ended August 1, 2015, giving effect to the acquisition as if it had been consummated at the beginning of the periods presented, all of which are based on preliminary estimates that could change significantly as additional information is obtained:

(1)                                 In accordance with applicable the SEC rules and guidelines, the Company has used FFS Franchise Company’s balance sheet as of June 30, 2015 and statements of income for the year ended December 31, 2014 and for the six months ended June 30, 2015. Certain amounts included in Flip Flop Shops selling, general and administrative expenses will not continue going forward.

(2)                                 To reflect the cash purchase price paid by the Company in connection with the Merger with FFS.

(3)                                 To reflect the expected deferred tax asset related to the difference between the book and tax values of deferred revenue.

(4)                                 To record the fair value of FFS’s identifiable intangible assets.  Based on the preliminary purchase price allocation, $5,700 has been allocated to trademarks, which has been treated as indefinite lived, and $1,300 has been allocated to Franchise Agreements, which will be amortized over an 11 year life.

(5)                                 To record goodwill associated with the fair value allocation of net assets acquired from FFS.

(6)                                 To reflect new debt issuance to fund a portion of the cash purchase price for the Merger.

(7)                                 To reflect an adjustment to the fair value of FFS’s deferred revenue, as required by applicable acquisition accounting.

(8)                                 To reflect an adjustment to the fair value of FFS’s deferred revenue recognized as revenue, as required by applicable acquisition accounting.

(9)                                 To record amortization of identified intangible assets acquired from FFS.

(10)                          To reflect interest expense associated with the new debt incurred to fund a portion of the cash purchase price for the Merger.

(11)                          To reflect the tax effects of adjustments using an estimated effective tax rate of 38.6%.